Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE OF CLAIMS

This Separation Agreement and Release of Claims (the “Separation Agreement”) is made and entered into as of the Effective Date (as that term is defined in Section 29 below) by and between Ryan Zackon (the “Executive” or “Zackon”) and Smart for Life, Inc. f/k/a Bonne Sante Group, Inc. (the “Company” or “SFL”). The Executive and the Company are each referred to herein as a “Party” and are collectively referred to herein as the “Parties.”

RECITALS:

R-1. The Company and Executive entered into that certain employment agreement dated November 15, 2020 pursuant to which the Company employed Zackon as its Chief Executive Officer (the “Employment Agreement”). Under the Employment Agreement, the current level of Zackon’s annual base salary with the Company is $300,000.00 per year, payable in bi-weekly installments in accordance with the Company’s customary payroll practices.

R-2. The Parties are entering into this Separation Agreement to provide for some terms regarding the separation of the Executive from the Company and to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Executive may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Executive’s employment with or separation from the Company.

AGREEMENT:

NOW THEREFORE, in consideration of the mutual promises contained herein, and other good and valuable consideration, the receipt, adequacy, and sufficiency of which is hereby acknowledged by each Party, the Parties agree as follows:

1. Separation from Company. The Executive resigns his employment with the Company and from his position as the Company’s Chief Executive Officer, position as a director on the Company’s board of directors, and all other positions he holds with the Company effective April 30, 2022 (the “Separation Date”). The Executive acknowledges that his resignation is not the result of any disagreement with the Company on any matter relating to its operation, policies (including accounting or financial policies) or practices.

2. Unconditional Payment. To the extent not paid already by the Company, the Company shall provide the Executive, on the Company’s next regularly scheduled payday, with a payment, at the Executive’s regular base salary rate, for the time the Executive worked during the Company’s most recent pay period through and including the Separation Date, less applicable statutory deductions, and authorized withholdings (the “Final Salary Payment”).

Nothing in this Separation Agreement is intended to impair any of the Executive’s rights described in this Section 2.

In addition, and provided that the Executive agrees to and accepts the terms of this Separation Agreement:

3. Separation Payment; Separation Expenses Reimbursement; Participation in NASDAQ Bell-Ringing Ceremony; Press Release.

a. The Company shall provide the Executive with a severance payment of one hundred seventy-five thousand and zero/100 United States dollars ($175,000.00), which equates to seven months of his gross base salary at his base annual salary rate as of the Separation Date (the “Separation Payment”). The Separation Payment shall be payable in equal installments over the seven (7) month period beginning May 1, 2022 and ending November 30, 2022 on the Company’s regular payroll dates for that period. The Company will deduct applicable statutory deductions and authorized withholdings from each installment of the Separation Payment. If the Executive has a direct deposit authorization on file with the Company, each installment of the Separation Payment will be made by direct deposit in accordance with that authorization. The amount of the Separation Payment will be reported on an IRS Form W-2.

b. No later than May 31, 2022, the Company shall send a check to the Executive for ten thousand and zero/100 United States dollars ($10,000.00) (the “Separation Expenses Reimbursement”). This check shall be sent to the Executive’s last home address on file with the Company. Additionally, the Company shall, in the first payroll after execution of this Separation Agreement, send a check to the Executive for payment of his outstanding reasonable and necessary business expenses incurred through the Separation Date, the request for which was submitted by the Executive prior to the date of this Agreement.

c. The Company shall permit the Executive to participate, along with other Company personnel, at the NASDAQ bell-ringing ceremony honoring the Company that it anticipates will occur within eighteen (18) months from the date of this Separation Agreement. However, there is no certainty that such bell-ringing ceremony will occur by that date, or at all, and, therefore, the non-occurrence of such ceremony shall not constitute a breach of this Separation Agreement by the Company.

d. No later than Thursday, May 5, 2022, the Company shall issue the press release substantially in the form attached hereto as Exhibit 1.

4. No Additional Benefits. Other than as set forth in this Separation Agreement, the Executive expressly acknowledges and agrees that he is not entitled to and will not receive any additional compensation, payments or benefits of any kind from the Company and the Releasees (as that phrase is defined in Section 7(b) below), including but not limited to any severance payment or bonus payment provided for in the Employment Agreement, and the Executive expressly acknowledges and agrees that no representations or promises to the contrary have been made to him.

a. Nothing in this Separation Agreement is intended to supersede the March 10, 2022 Restricted Stock Award Agreement between the Company and the Ryan F Zackon Revocable Trust u/a dtd 2/11/2021. Nor is this Separation Agreement, or anything in it, intended to modify any of the Parties’ rights and obligations under that March 10, 2022 Restricted Stock Award Agreement.

5. [Reserved.]

6. Unemployment. The Company will not object to any lawful application by the Executive to receive unemployment benefits.

7. Release of Claims.

a.   As a condition of the Company’s willingness to enter into this Separation Agreement, and in consideration for the Company’s agreements in Section 3(a)-(d) above, as well as the other agreements of the Company contained in this Separation Agreement, the Executive, with the intention of binding himself, his heirs, beneficiaries, trustees, administrators, executors, assigns and legal representatives (collectively, the “Releasors”), hereby releases, waives and forever discharges the Company and the Releasees from, and hereby acknowledges full accord and satisfaction of, any and all claims, demands, causes of action, and liabilities of any kind whatsoever (upon any legal or equitable theory, whether contractual, common law or statutory, under federal, state or local law or otherwise), whether known or unknown, asserted or unasserted, by reason of any act, omission, transaction, agreement or occurrence that the Executive ever had, now has or hereafter may have against the Company and the Releasees up to and including the date on which the Executive executes this Separation Agreement.

Without limiting the generality of the foregoing, the Releasors hereby release and forever discharge the Company and the Releasees from:

(i) any and all claims relating to or arising from the Executive’s employment with the Company, the terms and conditions of that employment, the cessation of that employment, and the Executive’s separation from the Company;

(ii) any and all claims of employment discrimination, harassment or retaliation under any federal, state or local statute or ordinance, public policy or the common law, including, without limitation, any and all claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Rehabilitation Act of 1973, the Fair Labor Standards Act, the Equal Pay Act, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Act, the Genetic Information Nondiscrimination Act of 2008, the Family Medical Leave Act, the Health Insurance Portability and Accountability Act of 1966, the National Labor Relations Act, the federal Occupational Safety and Health Act, the Families First Coronavirus Response Act, the Coronavirus Aid, Relief, and Economic Security Act, the Constitution of the State of Florida, the Florida Civil Rights Act, Fla. Stat. § 760.01, et seq., Florida’s Private-Sector Whistle- blower’s Act, Fla. Stat. § 448.101, et seq., Florida’s Public-Sector Whistle-blower’s Act, Fla. Stat. § 112.3187, et seq., Florida’s Statutory Provision Regarding Retaliation/Discrimination for Filing a Workers Compensation Claim, Fla. Stat. § 440.205, Florida’s Statutory Provision Regarding Wage Rate Discrimination Based on Sex, Fla. Stat. § 448.07, the Florida Minimum Wage Act and any other Florida wage payment laws, the Florida Equal Pay Act, Fla. Stat. § 725.07, the Florida Omnibus AIDS Act, Fla. Stat. § 760.50, any other laws of the State of Florida, and Miami-Dade County Code, chap. 11A, including as all of the aforementioned laws and ordinances as have been or may be amended;

(iii) any and all claims for employee benefits, including, without limitation, any and all claims under the Employee Retirement Income Security Act of 1974, as amended; provided, however, that nothing in this Section 7 is intended to release, diminish, or otherwise affect any vested monies or other vested benefits to which the Executive may be entitled from, under, or pursuant to any savings or retirement plan of the Company;

(iv) any and all claims for slander, libel, defamation, negligent or intentional infliction of emotional distress, personal injury, prima facie tort, negligence, compensatory or punitive damages, or any other claim for damages or injury of any kind whatsoever; and

(v) any and all claims for monetary recovery, including, without limitation, attorneys’ fees, experts’ fees, medical fees or expenses, costs and disbursements and the like.

By entering into this Separation Agreement, the Executive represents and agrees that the failure of this Separation Agreement to specifically identify or enumerate above any statute or common law theory under which he releases claims is not intended by the Executive or the Company to limit, diminish or impair in any way the Executive’s intended and actual release of all claims, demands, causes of action, and liabilities of any kind whatsoever against the Company and the Releasees.

b. For purposes of this Agreement, the term “the Company and the Releasees” includes Smart for Life, Inc. and its predecessors, direct and indirect affiliates, related companies, successors and assigns, regardless of the jurisdiction in which such entities may be located, and all of its and their respective past, present and future directors, officers, members, managers, employees, insurers, attorneys, representatives and agents, whether acting as agents or in their individual capacities, and this Separation Agreement shall inure to the benefit of and shall be binding and enforceable by all such entities and individuals.

c.   It is understood that this release does not serve to waive any rights or claims that, pursuant to law, cannot be waived or subject to a release of this kind, such as: (i) claims for unemployment or workers’ compensation benefits; (ii) rights to vested benefits under any applicable welfare, retirement and/or pension plans; (iii) rights to defense and indemnification, if any, from the Company for actions taken by the Executive in the course and scope of the Executive’s employment with the Company; (iv) claims, actions, or rights arising under or to enforce the terms of this Separation Agreement; and/or (v) the right to file a charge with an administrative agency or participate in an agency investigation; provided, however, that the Executive hereby waives his right to recover any money in connection with such charge or investigation. Moreover, nothing in this Separation Agreement limits or waives, or is intended to limit or waive, the Executive’s right pursuant to the Older Workers Benefit Protection Act to seek a judicial determination of the validity of the Separation Agreement’s waiver of claims under the Age Discrimination in Employment Act.

d. Notwithstanding the foregoing provisions of this Section 7, this release does not serve to waive any rights or claims the Executive may have against the Company and the Releasees under the federal the Age Discrimination in Employment Act or the federal Older Workers Benefit Protection Act or any claims for age discrimination under Florida state law.

8. No Pending or Future Lawsuits. The Executive represents and warrants that, as of the date he executes this Separation Agreement:

a.   there is no pending lawsuit, claim, or action in his name, or on behalf of any other person or entity, against the Company or any of the other Releasees that he has filed or caused to be filed; and,

b. he does not intend to file or cause to be filed any lawsuit, claim, or action on his own behalf or on behalf of any other person or entity against the Company or any of the other Releasees that are covered by the release of claims in Section 7 above.

9. Separation from Employment. By entering into this Separation Agreement, the Executive acknowledges and agrees that his employment with the Company has been permanently and irrevocably severed. The Executive agrees that the Company shall not have any obligation at any time in the future to reemploy him or enter into any other business arrangement of any kind with him. The Executive further agrees that if he does seek reemployment or any other business arrangement with the Company under which he would receive compensation for services performed by him, a rejection by the Company of his application or inquiry will not constitute a violation of this Separation Agreement or a violation of law in any manner whatsoever.

10. Company Property and Information. The Executive agrees to return to the Company, within five (5) business of the Effective Date, any computer equipment, office keys, credit and telephone cards, ID and access cards, etc., and any and all original and duplicate copies of the Executive’s work product and of files, client lists, calendars, books, employee handbooks, records, notes, notebooks, manuals, storage drives, and any other materials the Executive has in his possession or under his control belonging to the Company, or containing confidential or proprietary information concerning the Company, (including Confidential Information, as that phrase is defined in Section 11 below) in his custody or possession (“Company Property”), regardless of the format, medium or location in which such information is stored, maintained or accessed. The Executive agrees and represents that, as of the fifth day following the Effective Date (i) the Executive shall have returned to the Company all Company Property (including without limitation any and all emails and attachments that the Executive emailed to his personal email account from his email account with the Company); (ii) the Executive will have not made or taken copies of such Company Property (including without limitation any and all emails and attachments that the Executive emailed to his personal email account from the Executive’s Company email account); and (iii) the Executive will have completely removed all electronically stored Company Property from all storage media in his possession, custody or control, including, without limitation, from his home computer system(s), personal email account(s), and any external disk(s), flash drive(s), cloud storage services, or any other format or medium in which information can be stored, maintained or accessed. By signing this Separation Agreement, the Executive expressly agrees that the Company shall have the right, on demand, to verify through an independent third-party forensic examiner that the Executive has not retained Company Property in any form or manner whatsoever, including without limitation in or on any electronic device, phone, PDA, computer, e-mail account, hard drive or cloud storage system, whether or not personal in nature; provided, however, that such third-party forensic examiner will conduct any examination in a manner designed to protect purely personal information or data from disclosure to the Company as a result of the examination. The Executive further agrees that the Company shall in addition to any other legal remedies available to it, be entitled to (a) equitable relief, including, without limitation, specific performance, a temporary restraining order(s), and temporary or permanent injunctive relief and (b) liquidated damages in an amount equal to the Separation Payment, to enforce the provisions of this section.

a. To the extent not already obtained by the Executive or returned by the Company, the Company shall gather the Executive’s personal belongings in his office at the Company’s Doral facility and have those sent to the Executive at his last home address on record with the Company no later than ten (10) days after the Separation Date.

11. Certain Additional Covenants of the Executive.

a. Covenants Against Competition. The Executive acknowledges that: (1) he was one of a limited number of persons during his employment with the Company who assisted with developing the Company’s business and the business of its portfolio companies (the “Company’s Business”); (2) the Company conducts its business from offices in the state of Florida but engages in business nationwide; (3) the Executive’s work for the Company while he was employed with the Company brought him into close contact with many confidential affairs not readily available to the public; and (4) the covenants contained in this Section 11 will not involve a substantial hardship upon the Executive’s future livelihood. In order to induce the Company to enter into this Separation Agreement, the Executive covenants and agrees that:

(i) Non-Compete. During the six (6) month period commencing on April 30, 2022 through and including October 30, 2022 (the “Restricted Period”), the Executive shall not, in those states in the United States of America in which either the Company or any of its subsidiaries or affiliates then operates, directly or indirectly, (1) in an manner whatsoever engage in any capacity with any business competitive with the Company’s Business for the Executive’s own benefit or for the benefit of any person or entity other than the Company or affiliate of the Company; or (2) have any interest as owner, sole proprietor, shareholder, partner, lender, director, officer, manager, employee, consultant, agent or otherwise in any business competitive with the Company’s Business, provided, however, that the Executive may hold, directly or indirectly, solely as an investment, not more than two percent (2%) of the outstanding securities of any person or entity which is listed on any national securities exchange or regularly traded in the over-the-counter market notwithstanding the fact that such person or entity is engaged in a business competitive with the Company’s Business. In addition, during the Restricted Period, the Executive shall not develop any property for use in the Company’s Business on behalf of any person or entity other than the Company, its subsidiaries, and affiliates.

(ii) Employees of and Consultants to the Company. During the Restricted Period, the Executive shall not, directly or indirectly, initiate communications with, solicit, persuade, entice, induce or encourage any individual who is then an employee of or consultant to the Company or any of its affiliates to terminate employment with, or a consulting relationship with, the Company or such affiliate, as the case may be, or to become employed by or enter into a contract or other agreement with any other person, and the Executive shall not approach any such employee or consultant for any such purpose or authorize or knowingly approve the taking of any such actions by any other person.

(iii) Solicitation of Customers. During the Restricted Period, the Executive shall not, directly or indirectly, initiate communications with, solicit, persuade, entice, induce, encourage (or assist in connection with any of the foregoing) any person who is then or has been within the 12-month period preceding April 30, 2022 a customer or account of the Company or its affiliates, or any actual customer leads whose identity the Executive learned during the course of his employment with the Company, to terminate or to adversely alter its contractual or other relationship with the Company or its affiliates.

(iv) Confidential Information. The Executive acknowledges that, while employed by the Company, he had access to and possessed information and materials that are not publicly available, including, without limitation, information and materials concerning: the identities of the clients of the Company, its subsidiaries, and affiliates; lists or other information concerning the clients of the Company, its subsidiaries, and affiliates; business relationships and accounts of the Company, its subsidiaries, and affiliates; business procedures and pricing and billing strategies of the Company, its subsidiaries, and affiliates; Company personnel matters; personnel decisions made by the Company; business acquisition plans and financial or other performance data of the Company, its subsidiaries, and affiliates; proprietary information of the Company, its subsidiaries, and affiliates; marketing, advertising, promotional ideas and strategies, marketing surveys, and marketing plans and research of the Company, its subsidiaries, and affiliates; trade secrets; and technology, methods, techniques, processes and know-how, whether tangible or intangible and whether or not stored, compiled or memorialized physically, electronically or graphically or in writing, of the Company, its subsidiaries, and affiliates (“Confidential Information”). The negotiations, if any, between the Company the Executive pertaining to this Separation Agreement are also Confidential Information. For the one (1) year period commencing April 30, 2022 up to and including April 30, 2023, the Executive agrees never to access, use, disclose, or appropriate for his own benefit or for the benefit of any person or entity other than the Company, its subsidiaries, or affiliates, Confidential Information before it has become publicly known (other than as a direct or indirect result of unauthorized disclosure by the Executive), unless required by compulsory legal process or by express written permission from the Company’s then-chief executive officer. The Executive also agrees that, if he is ever asked to disclose any Confidential Information pursuant to legal process or otherwise, he will immediately contact the Company’s chief executive officer to seek the Company’s express written consent to such disclosure prior to such disclosure. The Executive’s nondisclosure obligation under this Section 11(a)(iv) includes, without limitation, statements to individuals or groups, the media, the press, online media sites, and on social media accounts (including, by way of example only, Facebook, LinkedIn, Twitter, Instagram, and the like).

b. Rights and Remedies Upon Breach. If the Executive breaches any of the provisions in Section 11(a)(i)-(iv) above (collectively, the “Restrictive Covenants”), the Company shall, in addition to the rights set forth in Section 11(a) above, have the right and remedy to seek from any court or other tribunal (including an arbitrator) of competent jurisdiction specific performance of the Restrictive Covenants or injunctive relief against any act which would violate any of the Restrictive Covenants, it being acknowledged and agreed that any such breach may cause irreparable injury to the Company, its subsidiaries, and affiliates and that money damages will not provide an adequate remedy to the Company, its subsidiaries, and affiliates.

c. Notwithstanding Section 13 of this Separation Agreement, if any of the provisions of Sections 11(a) or (b) above are held by a court or other tribunal of competent jurisdiction to be void, unlawful, or unenforceable, the court or tribunal may, if applicable law permits, modify the void, unlawful, or unenforceable provision(s) to the minimum extent needed to make it or them valid, legal, and enforceable, or, if the law does not permit such modification or if the court or tribunal elects not to make such modification, the void, unlawful, or unenforceable provision(s) shall be deemed severable and stricken from Section 11 and this Separation Agreement, and shall not affect the validity, legality, and enforceability of any remaining provisions in Section 11(a) or (b) or the Separation Agreement, which shall remain in full force and effect.

12. Non-disparagement.

a. The Company agrees that it shall make no statements, remarks, or comments, orally or in writing, publicly or privately, to any third party that would constitute actionable defamation with regard to the Executive. Notwithstanding the foregoing provisions of this Section 12(a), the Company is not restricted (i) from providing information about the Executive to a court or governmental agency as required or permitted by applicable law or (ii) announcing that the Executive has resigned and separated from the Company.

b. The Executive agrees that he shall make no statements, remarks, or comments, orally or in writing, publicly or privately, to any third party that would constitute actionable defamation with regard to, the Company, its predecessors, direct and indirect affiliates, related companies, or any of their current or former respective management, officers, directors, shareholders, members, employees, agents, or representatives, or any of their products, services, divisions, or the Company’s business. Notwithstanding the foregoing provisions of this Section 12(b), the Executive is not restricted from providing information about any of the entities listed in this Section 12(b) to a court or governmental agency as required or permitted by applicable law.

(i) The Executive acknowledges and agrees that, should the Company prove he breached any of his obligations in Section 11 or Section 12(b) of this Separation Agreement, this will constitute a material injury to the Company, and that he will thus be required to forfeit the full amounts of the Separation Payment and the Separation Expenses Reimbursement, as well as pay to the Company any legal fees incurred in addressing these issues.

13. Severability. If at any time after the Effective Date any provision of this Separation Agreement shall be held by any court or other tribunal of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force and effect. The illegality or unenforceability of such provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this Separation Agreement, provided, however, that if Section 7 is held to be illegal, void, or unenforceable in whole or in part, the Executive agrees to promptly execute a legal, valid, and enforceable general release and waiver in favor of the Company and the Releasees and, in the event that such a legal, valid, and enforceable general release and waiver of claims cannot be or is not obtained, then the Executive shall be deemed to have assigned, transferred, and conveyed the claims described in Section 7 to the Company.

14. Voluntary Agreement.

a. The Company hereby advises the Executive to consult with an attorney before executing this Separation Agreement.

b. By executing this Separation Agreement, the Executive acknowledges and agrees that he: (i) has carefully read and fully understands all of the provisions of the Separation Agreement (including the provisions in Section 7 concerning his release of claims); (ii) understands that, pursuant to Section 7 of the Separation Agreement, he is releasing the claims described in Section 7 that he may have against the Company and the Releasees; (iii) knowingly and voluntarily agrees to all of the terms set forth in this Separation Agreement (including the provisions in Section 7 concerning his release of claims); (iv) knowingly and voluntarily agrees to be legally bound by this Separation Agreement (including the provisions in Section 7 concerning his release of claims); (v) has been advised to consult with an attorney before signing this Separation Agreement; and (vi) has had an opportunity to consult with an attorney of his own choosing before signing this Separation Agreement.

15. No Admission. The Executive understands and agrees that the making of this Separation Agreement is not intended, and shall not be construed, as an admission that the Company and the Releasees, or any person now or previously employed by or associated with the Company and the Releasees, have violated any federal, state, or local law, ordinance, regulation, public policy, or common law rule, or have committed any wrong whatsoever against the Executive. This Separation Agreement shall be deemed to fall within the protection afforded to settlements, compromises, and offers to compromise by applicable law.

16. Complete Agreement. This Separation Agreement represents the complete understanding between the Executive and the Company concerning the subject matter of this Separation Agreement, and no other promises or agreements concerning the subject matter of this Separation Agreement shall be binding unless reduced to writing and signed by the Executive and the Company. The Executive and the Company agree that this Separation Agreement supersedes any prior agreements or understandings of the Parties, whether oral or written, concerning the subject matter of this Separation Agreement.

17. No Oral Modification. This Separation Agreement may only be amended in a writing signed by the Executive and the Company’s then-chief executive officer.

18. Drafting. Should any provision of this Separation Agreement require interpretation or construction, it is agreed by the Executive and the Company that the person interpreting or construing this Separation Agreement shall not apply a presumption against one Party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the document.

19. Successors and Assigns. This Separation Agreement is binding upon, and shall inure to the benefit of, the Company and the Releasees, and its and their respective heirs, executors, administrators, successors, and assigns.

20. Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to the Executive or made on his behalf under the terms of this Separation Agreement. The Executive agrees and understands that he is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon. The Executive further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) the Executive’s failure to pay or delayed payment of, federal or state taxes, or (b) damages sustained by the Company by reason of any such claims, including attorneys’ fees and costs.

21. Authority. The Company represents and warrants that the undersigned representative of the Company has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Separation Agreement. The Executive represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Separation Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

22. No Representations. The Executive represents that, before executing this Separation Agreement, he has had an opportunity to consult with an attorney of his choosing about and he has carefully read and understands the scope and effect of the provisions of this Separation Agreement. The Executive represents that he has not relied upon any representations or statements made by the Company that are not specifically set forth in this Separation Agreement.

23. No Waiver. The failure of the Company to insist upon the performance of any of the terms and conditions in this Separation Agreement, or the failure to prosecute any breach of any of the terms or conditions of this Separation Agreement, shall not be construed thereafter as a waiver of any such terms or conditions. This entire Separation Agreement shall remain in full force and effect as if no such forbearance or failure of performance had occurred.

24. Attorneys’ Fees. In the event that either Party brings an action to enforce or effect its rights under this Separation Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

25. ARBITRATION. THE PARTIES AGREE THAT THE EXCLUSIVE FORUM FOR RESOLVING ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS SEPARATION AGREEMENT, THEIR INTERPRETATION, OR ANY OF THE MATTERS HEREIN RELEASED SHALL BE BINDING ARBITRATION IN MIAMI-DADE COUNTY, FLORIDA BEFORE THE JUDICIAL ARBITRATION & MEDIATION SERVICES, INC. (“JAMS”), PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & PROCEDURES (“JAMS RULES”). IN ANY ARBITRATION TO RESOLVE ANY SUCH DISPUTE, THE ARBITRATOR MAY GRANT INJUNCTIONS AND OTHER RELIEF, AND THE ARBITRATOR SHALL ADMINISTER AND CONDUCT THE ARBITRATION IN ACCORDANCE WITH FLORIDA LAW AND SHALL APPLY SUBSTANTIVE AND PROCEDURAL FLORIDA LAW TO ANY SUCH DISPUTE OR CLAIM, WITHOUT REFERENCE TO ANY CONFLICT-OF-LAW PROVISIONS OF ANY JURISDICTION. TO THE EXTENT THAT THE JAMS RULES CONFLICT WITH FLORIDA LAW, FLORIDA LAW SHALL TAKE PRECEDENCE. THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE, AND BINDING ON THE PARTIES TO THE ARBITRATION. THE PARTIES AGREE THAT THE PREVAILING PARTY IN SUCH ARBITRATION SHALL BE ENTITLED TO INJUNCTIVE RELIEF IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE THE ARBITRATION AWARD. THE PARTIES TO THE ARBITRATION SHALL EACH PAY AN EQUAL SHARE OF THE COSTS AND EXPENSES OF SUCH ARBITRATION, AND EACH PARTY SHALL SEPARATELY PAY FOR ITS RESPECTIVE COUNSEL FEES AND EXPENSES; PROVIDED, HOWEVER, THAT THE ARBITRATOR SHALL AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, EXCEPT AS PROHIBITED BY LAW. THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM ARISING OUT OF THE TERMS OF THIS SEPARATION AGREEMENT, THEIR INTERPRETATION, OR ANY OF THE MATTERS HEREIN RELEASED RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY. NOTWITHSTANDING THE FOREGOING, THIS SECTION WILL NOT PREVENT EITHER PARTY FROM SEEKING INJUNCTIVE RELIEF (OR ANY OTHER PROVISIONAL REMEDY) FROM ANY COURT HAVING JURISDICTION OVER THE PARTIES AND THE SUBJECT MATTER OF THEIR DISPUTE RELATING TO THIS AGREEMENT AND ANY AGREEMENTS INCORPORATED HEREIN BY REFERENCE. SHOULD ANY PART OF THE ARBITRATION AGREEMENT CONTAINED IN THIS PARAGRAPH CONFLICT WITH ANY OTHER ARBITRATION AGREEMENT BETWEEN THE PARTIES, THE PARTIES AGREE THAT THIS ARBITRATION AGREEMENT SHALL GOVERN.

26. Governing Law. This Separation Agreement shall be governed by the laws of the State of Florida, without regard to its principles of conflicts of law.

27. Counterparts. This Separation Agreement may be executed in counterparts and also by facsimile, scan or other electronic means, and each counterpart, facsimile or electronic copy shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

28. Section Headings. The Section headings (e.g., “Counterparts”) used in this Separation Agreement are inserted for convenience only and shall be disregarded in construing this Separation Agreement.

29. Effective Date. This Separation Agreement will not become effective unless the Executive executes it and returns it via email (including through DocuSign) or overnight courier (e.g., FedEX or UPS) to the Company’s Executive Chairman, A.J. Cervantes, at 10575 NW 37 Terrace, Doral, FL 33178, aj.cervantes@trilogy-capital.com, such that it is received by the Company no later than 1:00 P.M. Eastern Time on Wednesday, May 4, 2022. If the Executive fails to execute and return this Separation Agreement such that it is received by the Company by that time, this Separation Agreement will be null and void and of no force or effect. The Company must also execute this Separation Agreement for it to be effective. Subject to the other provisions of this Section 29, this Separation Agreement will become effective as of the date that the last Party executes it (the “Effective Date”).

CONSULT WITH AN ATTORNEY

AND READ THIS SEPARATION AGREEMENT AND RELEASE OF CLAIMS CAREFULLY BEFORE SIGNING IT. BY SIGNING THIS SEPARATION AGREEMENT AND RELEASE OF CLAIMS YOU ARE GIVING UP IMPORTANT LEGAL RIGHTS.

IN WITNESS WHEREOF, the Parties have executed this Separation Agreement on the respective dates set forth below.

THE COMPANY

SMART FOR LIFE, INC.

By:	/s/ A.J. Cervantes
Name:	A.J. Cervantes
Title:	Executive Chairman

Date signed: May 4, 2022

THE EXECUTIVE

RYAN ZACKON

Signed:	/s/ Ryan Zackon

Date signed: May 4, 2022

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